Exhibit 99.1

Forum Energy Technologies, Inc. Announces Commencement of Exchange Offer and Consent Solicitation for 6.250% Senior Notes due 2021
HOUSTON--(BUSINESS WIRE)--July 6, 2020-Forum Energy Technologies, Inc. (“Forum” or the “Company”) (NYSE: FET) today announced it has commenced an offer to exchange its existing notes for new 9.00% convertible secured notes due 2025. The new notes will pay interest at the rate of 9.00% (as compared to the rate of 6.25% on the existing notes). Of such interest, 6.25% will be payable in cash and 2.75% will be payable in cash or additional notes, at the Company’s option. The new notes will mature five years from issuance (as compared to the maturity of October 1, 2021 on the existing notes). The new notes will be secured by a first lien on substantially all of the Company’s assets, except for revolving credit facility collateral, which will secure the new notes on a second lien basis (while the existing notes will remain unsecured). The new notes will also be convertible into common stock as described in more detail below.
Investors who participate in the exchange offer will receive $1,000 principal amount of new notes for each $1,000 principal amount of existing notes tendered; provided, that the tenders are submitted by 5:00 p.m. ET on July 17, 2020, unless extended. In addition, Holders who submit tenders by 5:00 p.m. ET on July 17, 2020 will receive a pro rata portion of a total payment of $3,500,000 in cash. Holders who tender after July 17, 2020 will not be eligible to receive any cash fee and will only receive $950 of new notes per $1,000 of existing notes. Holders who participate in the exchange offer will also be giving their consents to eliminate certain restrictive covenants and events of default in the existing notes. The exchange offer will expire on July 31, 2020, unless extended. Accrued and unpaid interest on the existing notes that are exchanged will be paid in cash.
The exchange offer is conditioned on minimum participation of at least 95% of the outstanding existing notes. Unless this minimum condition is satisfied or waived, the Company will not be obligated to consummate the exchange. Holders of approximately $217 million principal amount, or 66.14%, of the Company’s $328 million of existing 6.25% Senior Notes due 2021 have agreed to support the exchange offer by the Company.
Any existing notes that remain outstanding after closing of the exchange offer will be effectively subordinated to the new notes with respect to substantially all the assets of the Company. In addition, the covenants for the existing notes will be eliminated upon the receipt of the requisite majority consents.
A portion of the new notes equal to $150 million total principal amount (or 46% of the new notes minimum aggregate principal amount, subject to certain adjustments) will be mandatorily convertible into common stock on a pro rata basis at a conversion price of $1.35 per share, subject, however, to the condition that the average of the daily trading prices for the common stock over the preceding 20-trading day period is at least $1.50 per share. The conversion price of $1.35 per share represents a premium of 178.4% to the closing price of the Company’s common stock on July 2, 2020. Investors in the new notes will also have optional conversion rights in the event that the Company elects to redeem the new notes in cash and at the final maturity of the new notes. The conversion of the new notes into more than 20% of the Company’s common stock will require shareholder approval. A failure to obtain such approval by June 30, 2021 will constitute an event of default under the new notes.

The description above includes only a summary of certain key terms of the exchange offer. The complete terms and conditions of the exchange offer are contained in a registration statement on Form S-4 for the new notes, including a prospectus, which is subject to change, filed today by the Company with the Securities and Exchange Commission, which registration statement is not yet effective. Investors are urged to carefully read the prospectus before making any decision with respect to the exchange offer.
BofA Securities, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as the dealer managers for the exchange offer. The exchange offer is being made, and the new notes are being offered and issued, only to holders of existing notes. Copies of the prospectus pursuant to which the exchange offer is being made may be obtained from D.F. King & Co., Inc., the information agent and exchange agent for the exchange offer, at (866) 864-7961 (toll-free) or (212) 269-5550 (for banks and brokers), email forum@dfking.com or access the website www.dfking.com/forum. Questions regarding the terms and conditions of the exchange offer should be directed to BofA Securities at (980) 388-3646 or debt_advisory@bofa.com.
The Company will also pay a retail broker’s fee of $2.50 in cash per $1,000 principal amount of tendered notes, subject to a cap of $1,000 in cash per investor and subject to completion of the required documentation.
None of the Company, the dealer managers, the trustee with respect to the existing notes and the new notes, the information and exchange agent or any affiliate of any of them makes any recommendation as to whether holders of the existing notes should exchange their existing notes for new notes in the exchange offer, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to tender existing notes and, if so, the principal amount of existing notes to tender.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase or sell any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Forum

Forum Energy Technologies, Inc. is a global oilfield products company, serving the drilling, downhole, subsea, completions and production sectors of the oil and natural gas industry. The Company’s products include highly engineered capital equipment as well as products that are consumed in the drilling, well construction, production and transportation of oil and natural gas. Forum is headquartered in Houston, TX with manufacturing and distribution facilities strategically located around the globe. For more information, please visit www.f-e-t.com.

For further information contact:

Investor Contact
Lyle Williams
713.351.7920
lyle.williams@f-e-t.com

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